Exhibit 10-3

COMPOUND ASSIGNMENT AGREEMENT

In consideration of the mutual promises set forth in this Compound Assignment Agreement (the "Agreement"), Dr. Krishna Menon, residing at 21 Rocky Road, Reading MA 01867  (the "Inventor") and Cellceutix Corporation, a Delaware corporation with an office at  760 Main St., Willmington Ma 01887 ("Cellceutix") agree as follows:

1.  Inventor assigns all of his/her right title and interest to the substance identified by the chemical structure set forth in Attachment A (the "Compound) to Cellceutix. The Compound is also known by the name KM 278  The term Compound includes all hydrates,salts and esters of the above-identified substance as well as individual enantiomers and any and all mixtures thereof.  The term Compound also includes any substances developed using the Compound as a starting material or intermediate or using the Compound as a model or template.

2.  The assignment of the rights to the Compound includes but is not limited to:

    a)all data relating to the Compound developed by the Inventor prior to the Agreement or hereafter;

    b)any patents, patent applications, trademarks and copyrights covering the Compound.

3.  The inventor agrees to provide reasonable assistance to Cellceutix in filing and prosecuting patent applications related to the Compound as well as in enforcing patents and other intellectual property relating to the Compound.  Cellceutix will reimburse the Inventor for any expenses reasonably incurred in providing this assistance.

4.  Cellceutix will use reasonable efforts to develop the Compound giving consideration to the funding available to Cellceutix.  If Cellceutix decides in the reasonable exercise of its business judgment to develop another substance in preference to the Compound, that will not be considered a breach of this agreement.

5.  Cellceutix will pay all expenses associated with developing the Compound.

6.  Cellceutix will pay the Inventor 5% of the Net Sales of the Compound for as long as there is a composition of matter patent in force in the country in which the sale takes place.  If no composition of matter patent is issued in a particular country, Cellceutix will pay the Inventor 3% of Net Sales in that country for a period of 10 years from the first commercial sale.

7.  This Agreement supercedes all prior agreements between the Inventor and Cellceutix and between the Inventor and any officer of Cellceutix.

8.  Cellceutix may assign this Agreement to any party that agrees to assume its obligations hereunder.  Cellceutix may license any of the rights granted hereunder in the reasonable exercise of its business judgment.

9.  This Agreement will be governed by the laws of the State of New York without giving effect to its rules on conflict of laws.  Any dispute arising under this agreement will be resolved by arbitration in New York City under the rules of the American Arbitration Association.